Exhibit 5.1

December 20, 2011

Alleghany Corporation

7 Times Square Tower

New York, NY 10036

RE:	Registration Statement on Form S-4 (333-178353)

Ladies and Gentlemen:

We have acted as special counsel to Alleghany Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”) relating to shares of common stock, par value $1.00 per share (the “Common Stock”) of the Company to be issued by the Company pursuant to the terms of an Agreement and Plan of Merger, dated as of November 20, 2011, by and among the Company, Shoreline Merger Sub, Inc., a wholly owned subsidiary of the Company and a Delaware corporation (f/k/a Shoreline Merger Sub, LLC, a Delaware limited liability company), and Transatlantic Holdings, Inc., a Delaware corporation (the “Merger Agreement”).

In rendering this opinion, we have examined the Registration Statement, the Merger Agreement, corporate records, certificates and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate as a basis for our opinion. In conducting this examination and in rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates and assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Common Stock is or will be, upon issuance, legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Securities have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, and, to the extent relevant, the General Corporation Law of the State of Delaware.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz